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                                   EXHIBIT 23

                             CONSENT OF ACCOUNTANTS

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                               [LETTERHEAD OF KPMG]

                         Independent Auditors' Consent

The Board of Directors
Webster City Federal Bancorp:

We consent to incorporation by reference in the Registration Statement No. 333-48334 on Form S-8 of Webster City Federal Bancorp of our report dated January 16, 2004, relating to the consolidated balance sheets of Webster City Federal Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003 which report appears in the December 31, 2003 annual report on Form 10-KSB of Webster City Federal Bancorp.


                                   /s/ KPMG LLP

Des Moines, Iowa
March 29, 2009